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                                   EXHIBIT 99

For more information:
Patrick Kelly
Chief Financial Officer
UNITED COMMUNITY FINANCIAL CORP.
(330) 742-0592

                                                           FOR IMMEDIATE RELEASE

                    HOME SAVINGS COMPLETES CHARTER CONVERSION

YOUNGSTOWN, Ohio (July 14, 2003) -- The Home Savings and Loan Company, a subsidiary of United Community Financial Corp., (NASDAQ: UCFC), converted its charter, effective July 1, 2003, from a state-chartered savings and loan association to a state-chartered savings bank. United Community, however, will maintain its current status as a unitary savings and loan holding company.
         The charter conversion was approved by both the United Community and Home Savings boards during their May meetings. The Ohio Division of Financial Institutions approved the conversion in June.
         "The Board of Directors decided to convert our charter for several reasons," stated Douglas M. McKay, United Community President and Chairman of the Board and Home Savings CEO. "Foremost, among them is the opportunity to reduce operating expenses." He noted, "This change in charters does not involve changing the name of Home Savings, nor does it impact the manner in which we operate the business. Home Savings will continue to provide our customers with the same broad product array and service quality that they have come to expect."


Home Savings operates 34 full-service banking offices and five loan production offices located throughout Ohio and western Pennsylvania, employing nearly 700 people. Additional information on United Community may be found at www.ucfconline.com. For more information on Home Savings, please visit www.homesavings.com.






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